Exhibit 10.37

WAREHOUSE SERVICES AGREEMENT

THIS WAREHOUSE AGREEMENT (this “Agreement”), is entered into as of June 30, 2003, by and between Poore Brothers, Inc., a Delaware corporation (“Poore Brothers”), and Customized Distribution Services, Inc., a Pennsylvania corporation (“Warehouseman”).

I.                INITIAL TERM

The initial term of this Agreement shall commence the earlier of December 1, 2003 or the first of the month after the building is completed and shall terminate on December 31, 2008 (the “Term”).

II.            WAREHOUSING AND SERVICES; PAYMENT

A.           During the Term, Warehouseman shall perform certain services for Poore Brothers, including, without limitation, receipt, put away, storage, order selection, shipment, related customer service and administrative functions and other services described in Schedule A to this Agreement (collectively, the “Services”). Warehouseman shall furnish all personnel, materials, equipment’, supplies and other accessories necessary to perform safely and efficiently the Services and the Services shall be performed by Warehouseman in a good and workmanlike manner.

B.             Rates and charges for the Services are as set forth in Schedule B to this Agreement. Poore Brothers and Warehouseman shall review such rates annually. Poore Brothers guarantees minimum annual receipt will be one hundred twenty (120) thousand pallets through the Term of this Agreement. For any services not specified in this Agreement or in Schedule A, Poore Brothers shall pay to the Warehouseman such consideration as may be mutually agreed upon in advance in writing. Charges shall be paid by Poore Brothers within twenty (20) days after receipt of Warehouseman’s statement or invoice for such services with terms of 1% 10 net 20.

If Poore Brothers, in its reasonable judgment, determines following the end of the first twelve (12) months of the term hereof that Poore Brothers Gross Sales of its “Crunch Toons” product line for the preceding twelve (12) months have not equaled or exceeded an amount necessary to sustain the 120,000 pallet annual volume guarantee in years 2-5 hereof and provided Poore Brothers is not in default in the performance of any of the covenants or terms and conditions of this Agreement either at the time of giving the required Termination Notice defined herein or on the Termination Date defined herein, Poore Brothers shall have a one-time option to terminate this Agreement subject to the terms and conditions of this paragraph (the “Gross Sales Termination Option”). If Poore Brothers desires to exercise the Gross Sales Termination Option, Poore Brothers shall give written notice to CDS of Poore Brothers desire to exercise the Gross Sales Termination Option (the “Termination Notice”) within thirty (30) days following the Thirteenth (13th) month of the Agreement. Within fifteen (15) days of its receipt of Poore Brothers Termination Notice, CDS shall notify Poore Brothers whether the Gross Sales Termination Option may be exercised and, if so, the date on which the Agreement will be terminated (the “Termination Date”). The Termination Date shall be no later than thirty (30) days following CDS’s notice to Poore Brothers that the Gross Sales Termination Option may be exercised.

If Poore Brothers exercises the Gross Sales Termination Option and as conditions precedent to the effectiveness thereof: (a) Poore Brothers shall be fully liable for all accrued payments under this Agreement which shall become due, and for the prompt and complete performance of all terms and conditions of this Agreement, through and including the Termination Date; (b) Poore Brothers shall pay CDS, on or prior to the Termination Date, $844,500 less the corresponding amounts for any contracts listed on the attached Exhibit    , which are then assumed by Poore Brothers, provided CDS executes all documents necessary to accomplish such assignment and assumption on or prior to the Termination Date, free and clear of any liens of any nature; and (c) all personal property of CDS on the Premises, including, but not limited to, the office furniture, computers and related hardware along with other office equipment shall become the property of Poore Brothers upon the Termination Date and CDS shall execute a bill of sale accordingly transferring title of same free and clear of any liens of any nature.

If Poore Brothers does not validly and timely exercise the Gross Sales Termination Option set forth herein, or if all the terms and conditions set forth above for exercise of the Gross Sales Termination Option are not entirely satisfied, then; (a) this Agreement shall continue beyond the Termination Date, and Poore Brothers shall continue to be bound by the terms of this Agreement as if no Gross Sales Termination Option had ever existed or been exercised; (b) the Term hereof shall expire as originally set forth, unless sooner terminated by CDS in accordance with the terms of this Agreement; and, (c) Poore Brothers shall have no further right thereafter to terminate this Agreement except as otherwise specifically provided herein.

The Gross Sales Termination Option set forth herein is not transferable. The parties hereto acknowledge and agree that they intend that the Gross Sales Termination Option shall be “personal” to Poore Brothers, and that in no event shall any assignee or sub lessee of Poore Brothers have any right to exercise the Gross Sales Termination Option set forth herein, notwithstanding any prior approval by CDS of the assignment of this Agreement or the subletting of the Premises.

C.             Commencing on April 7, 2003, Warehouseman will provide consulting service for Poore Brothers. Poore Brothers will reimburse Warehouseman for salary and benefits of $7,812.50 on a monthly basis. Relocation and monthly management fee will be added to first (1)  year pallet fee listed in Schedule B.If warehouse contract does not commence by December 1, 2003 or a mutually agreed upon date, Poore Brothers will pay Warehouseman $25,000 for relocation and $6,500 for the monthly management fee.

D.            Warehouse Services Agreement needs to be executed no later than August 1. Warehouseman needs 90 days prior to move in date to effectively start-up the operation.

III.        PROGRAM SCOPE; SERVICE LEVEL AGREEMENTS

The Poore Brothers/CDS Service Level Agreements 1 through 7 (collectively, the “SLAs”), all of which are attached as Schedule C to this Agreement, constitute an integral part of this Agreement as though fully set forth herein and describe the parties performance obligations under this Agreement. The terms of the SLAs are material terms for purposes of Section XVIII(B) of this Agreement.

IV.       WAREHOUSE

A.           Unless otherwise agreed by Poore Brothers in writing, the warehouse comprising approximately 100,000 square feet and located at 1955 W. Lancaster Street, Suite 1, Bluffton, IN 46714 (the “Warehouse”) shall be operated by Warehouseman for the exclusive use and benefit of Poore Brothers. Warehouseman shall promptly notify Poore Brothers of any condition respecting the Warehouse which would prevent or otherwise inhibit its performance of the Services.

B.             Poore Brothers shall have full access to the Warehouse at all times and shall have the right to examine, inspect, inventory and count all or any of its goods. If Poore Brothers desires access outside of normal business hours, Poore Brothers will coordinate access with Warehouseman.

C.             Warehouseman shall be responsible for all operating expenses and handling fees in connection with the operation of the Warehouse, except for rent, utilities, dock doors, seals, levelers, restraints , HVAC system and common area charges and real estate taxes unless expenses are due to Warehouseman’s neglect.

D.            Warehouseman shall maintain the Warehouse in a good and orderly condition and shall comply with the storage conditions and sanitation and housekeeping standards established by the American Institute of Baking from time to time. Warehouseman shall be responsible for any such related costs to comply. AIB audit cost will be paid by Poore Brothers.

E.              Notwithstanding anything to the contrary contained herein, in the event the Federal Food & Drug Administration or any other governmental authority or entity (hereinafter “other agency”) determines that the Warehouse is not a fit space for the storage of Poore Brothers products or food products in general and such condition resulted from some action or omission of Warehouseman, Warehouseman shall either (1) bring the Warehouse into compliance within sixty (60) days of written notice of such determination, or (2) store the Poore Brothers products, which are the subject of this Agreement, at a substitute facility during that portion of the Term in which either the Federal Food &Drug Administration or other agency’s determination of lack of fitness remains in effect. Any charges over and above the charges herein which may be incurred by Warehouseman by virtue of providing substitute storage space shall be the responsibility of Warehouseman. Furthermore, when notice of unsuitable conditions is delivered to the Warehouseman by any governmental authority or entity, the Warehouseman must immediately notify Poore Brothers and provide Poore Brothers with a copy of any letter, report or order which the Warehouseman may have received from such governmental authority or entity.

V.           RELATIONSHIP; SHIPPING

Warehouseman shall operate at all times as a warehouseman under the Uniform Commercial Code as adopted in the State of Indiana. Poore Brothers shall not ship goods to Warehouseman as a named consignee. Shipments will be consigned to Poore Brothers c/o Warehouseman.

VI.       TENDER FOR STORAGE

All goods tendered for storage shall be delivered at the Warehouse in a segregated manner, properly marked and packaged for handling. Poore Brothers shall furnish or cause to be furnished to Warehouseman, at or prior to such delivery, a manifest showing goods to be kept and accounted for separately.

VII. TRANSFER; REMOVAL OF GOODS

A.           Instructions to transfer goods on the books of Warehouseman shall not be effective until delivered to and received by Warehouseman, and all charges up to the time transfer is made shall be chargeable to Poore Brothers.

B.             Warehouseman may, without notice, move goods within the Warehouse. Warehouseman shall not, except as provided in Section VII(C), move goods to another location without the prior written consent of Poore Brothers.

C.             If, as a result of the quality or conditions of goods of which Warehouseman had no notice at the time of deposit, goods are a hazard to other property, the Warehouse or persons, Warehouseman shall immediately notify Poore Brothers and Poore Brothers shall thereupon claim its interest in such goods and remove them from the Warehouse at Poore Brothers expense.

VIII.  HANDLING

A.           Handling rates and charges set forth in Schedule B shall cover ordinary labor and administration involved in receiving goods at the Warehouse door or dock, placing goods in storage and returning goods to the Warehouse door or dock.

B.             Receiving of inbound shipments will be on a mutually agreed upon schedule utilizing drop trailers. Outbound shipments will be coordinated between Poore Brothers, Warehouseman and Transportation Services Provider.

IX.       DELIVERY REQUIREMENTS

No goods shall be delivered or transferred except upon receipt by Warehouseman of complete instructions properly authorized and executed by Poore Brothers.

X.           INBOUND SHIPMENTS

A.           Warehouseman shall promptly notify Poore Brothers of any known discrepancy on inbound shipments and shall protect Poore Brothers interest by placing an appropriate notation on the delivering carrier’s shipping documents. Returned goods shall be governed by Poore Brothers returned goods policy, a copy of which is attached as Schedule D to this Agreement.

B.             Warehouseman shall immediately notify Poore Brothers if any goods are tendered that, because of infestation, contamination or damage, might cause infestation, contamination or damage to the Warehouse or other goods stored therein. Warehouseman and Poore Brothers shall determine whether any such goods should be refused. Warehouseman shall have no liability for any demurrage, detention, transportation and other charges by virtue of any such refusal by Poore Brothers, unless the infestation, contamination, or damage is the result of a negligent action or omission of the Warehouseman or a violation of the procedures set forth in this Agreement.

XI.       LIABILITY

A.           Warehouseman shall be liable for damages or the loss of or injury to goods stored or handled and caused by Warehouseman’s failure to exercise such care in regard to the goods as a reasonably careful warehouseman would exercise under like circumstances.

B.             Warehouseman shall not be liable for damages for any delay or failure in the performance of this Agreement resulting from any cause, except financial, beyond its control, such as acts of God, fires, explosions, floods, wars, sabotage, riots or governmental action.

XII.  LEGAL LIABILITY INSURANCE

During the Term, Warehouseman shall maintain at its expense a warehouseman’s legal liability insurance policy acceptable to Poore Brothers, including, without limitation, coverage for mysterious disappearance and employee infidelity. Such policy shall include general liability coverage of at least $2,000,000, employer’ liability coverage of at least $1,000,000 and statutory workers’ compensation coverage. The cancellation or termination of this Agreement by either party hereto shall not affect the insurance coverage for losses occurring during the Term. Attached to this Agreement as Schedule E is a certificate of insurance from an insurance carrier with a minimum rating by A.M. Best of A.VII., evidencing such insurance coverage and naming Poore Brothers as an additional insured, which certificate shall provide that such insurance shall not be canceled or altered without thirty (30) days advance written notice to Poore Brothers.

XllI.  NOTICE OF LOSS; DAMAGE CLAIM

A.           The Warehouseman shall promptly notify Poore Brothers of any loss or damage, howsoever caused, to goods stored or handled.

B.             All claims by Poore Brothers relating to the losses or damages disclosed as a result of a Poore Brothers physical inventory reconciliation, as described in Schedule A, shall be presented in writing to the Warehouseman.

Warehouseman shall reimburse Poore Brothers for any losses or damages to goods in an amount equal to manufactured price for such goods. Warehouseman will receive a loss allowance of .125% of  quarterly cases received. This will be reviewed on an annual basis.

XIV.  RECORDS

A.           Warehouseman shall maintain an accurate count of all shipments of goods into and out of the Warehouse. Warehouseman shall report to Poore Brothers the count taken on each inbound and outbound shipment and, once reported to Poore Brothers, such count shall establish the number of cases and/or pallets received or shipped unless other documentation can prove to the contrary.

B.             Warehouseman shall maintain complete and accurate books and records, recording all inbound and outbound shipments, so as to produce a continuous balance that shows the number of cases or pallets of each Poore Brothers product that should be in the Warehouse, based on the Warehouseman’s count, at any given time.

C.             Books and records maintained by Warehouseman shall be reconciled by Warehouseman with parallel books and records to be maintained by Poore Brothers as outlined in Schedule A, which reconciliation shall occur at least once every four (4) or five (5) weeks depending on the period used for Poore Brothers monthly financial reporting purposes. The results of this reconciliation shall be provided to Poore Brothers within 5 working days of period-end.

D.            Upon request, Poore Brothers shall have the right to examine all of the books and records maintained by  Warehouseman in connection with this Agreement.

XV.   INDEPENDENT CONTRACTOR

A.           Warehouseman is performing the Services as an independent contractor of Poore Brothers. Nothing contained in this Agreement shall be construed to place Poore Brothers and Warehouseman in a relationship as partners, joint venturers, employer/employee or principal/agent, nor shall Warehouseman be considered in any sense an affiliate or subsidiary of Poore Brothers. Warehouseman shall not have any authority to create or assume in Poore Brothers name or on its behalf any obligation, express or implied, or to act or purport to act as Poore Brothers agent or legally empowered representative for any purpose whatsoever.

B.             All of Warehouseman’s personnel shall be considered employees of Warehouseman and under no circumstances shall they be construed or considered to be employees or agents of Poore Brothers.

C.             Warehouseman shall pay and discharge, at its expense, any and all expenses, charges, fees and taxes arising out of or incidental to the carrying on of its business including, without limitation, workmen’s compensation, unemployment insurance and social security taxes levied or assessed with respect to employees of Warehouseman.

XVI.           COMPLIANCE WITH LAWS, ORDINANCES, RULES AND REGULATIONS

Warehouseman shall comply with all applicable laws, ordinances, rules and regulations of federal, state, local and other governmental authorities and entities governing the performance of the Services.

XVII.           REPRESENTATIONS AND WARRANTIES

A.           Poore Brothers represents and warrants that neither the execution and delivery of this Agreement, nor any other document, agreement, certificate and instrument to which it is a party or by which it is bound in connection herewith or therewith, nor the consummation of the transactions contemplated hereunder or thereunder, or the compliance with or performance of the terms and conditions herein or therein will result in the creation or imposition of any material lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Poore Brothers except as permitted in or anticipated by this Agreement, or is prevented by, limited by, conflicts with or will result in the breach or violation of or a default under the terms, conditions, or provisions of (1) its certificate or articles of incorporation or by-laws and other organic documents, (2) any material indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which it is a party or by which it is bounds, or (3) any provision of any existing law, rule regulation, order, writ, injunction or decree of any court or governmental authority to which Poore Brothers is subject.

B.             Poore Brothers represents and warrants that (l) it is a corporation duly organized and validly existing under the laws of the State of Delaware, and it is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization, licensing or qualification, and (2) it has all requisite power, authority, franchises, permits and licenses to (a) execute and deliver this Agreement and other document, agreement, certificate or instrument necessary to consummate the transactions and perform its obligations hereunder and (b) to own its properties and assets and to carry on and conduct its business as presently conducted. All necessary action to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder has been taken by Poore Brothers.

C.             Warehouseman represents and warrants that neither the execution and delivery of this Agreement, nor any other document, agreement, certificate and instrument to which it is a party or by which it is bound in connection herewith or therewith, nor the consummation of the transactions contemplated hereunder or there under or the compliance with or performance of the terms and conditions herein or therein will result in the creation or imposition of any material lien, charge or encumbrance or any nature whatsoever upon any of the property or assets of Warehouseman except as permitted in or anticipated by this Agreement, or is prevented by, limited by, conflicts with or will result in the breach or violation of or a default under the terms, conditions or provisions of (1) its certificate or articles of incorporation or by-laws and other organic documents, (2) any material indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which it is a party of by which it is bound, or (3) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or governmental authority to which Warehouseman is subject.

D.            Warehouseman represents and warrants that (1) it is a corporation duly organized and validly existing under the laws of the State of Pennsylvania, and it is authorized to do business in each other jurisdiction wherein its ownership of property or conduct of business legally requires such authorization, licensing or qualification, and (2) it has all requisite power, authority, franchises, permits and licenses to (a) execute and deliver this Agreement and any other document, agreement, certificate or instrument necessary to consummate the transactions and perform its obligations hereunder and (b) to own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted. All necessary action to authorize the execution, delivery, and performance of this Agreement and to consummate the transactions contemplated hereunder has been taken by Warehouseman.

XVIII.               TERMINATION

A.           Either party may terminate this Agreement if the other party has failed to perform any material term, condition or obligation hereof (including, without limitation, the terms of the SLAs) to the satisfaction of the terminating party and has failed to correct the same within thirty (30) days after receipt of written notice of such failure given by such terminating party.

B.             Either party may terminate this Agreement if the other party (1) fails to vacate an involuntary bankruptcy, insolvency, or reorganization petition for an agreement or composition with creditors filed against such party within sixty (60) days after the date of such filing, or files such petition on a voluntary basis; (2) makes an assignment or transfer for the benefit of creditors; (3) fails to vacate the appointment or a receiver or trustee for such party or for any interest in such party’s business within sixty (60) days after such appointment; or (4) permits an attachment to be levied against and remain outstanding on the Warehouseman for more than sixty (60) days

C.             Upon termination of this Agreement pursuant to this Section XVIII, both parties shall cooperate fully in the orderly transition of the Services to another warehouseman.

XIX.           ASSIGNMENT

Neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld), assign this Agreement by operation of law or otherwise. Notwithstanding the foregoing consent requirement, but without releasing the parties of their obligations under this Agreement, either party may assign this Agreement to one of its wholly-owned affiliates.

XX. APPLICABLE LAW

This Agreement shall be governed by, enforced, interpreted and construed under the laws of the State of Indiana. Venue for any action to enforce this Agreement shall be in the County of Wells, State of Indiana for any such action filed in state court or in the United States District Court for the District in which the Warehouse is located for any such action filed in federal court.

XXI.           MEDIATION

All disputes, claims and other matters in controversy arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or non-contractual, shall be submitted first to voluntary mediation, by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties can not agree on a mediator, a mediator will be designated by the American Arbitration Association in the location of Fort Wayne, IN (“AAA”) at the request of a party. The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation will be treated as a settlement discussion and, therefore, will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties. If a dispute can not be resolved within ninety days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the parties shall have the right to file a judicial proceeding in a court with competent jurisdiction seeking equitable or injunctive relief after the expiration of said ninety day or extended period.

XXII.       NOTICE

Any notice or other communication required or permitted to be given under this Agreement shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent or delivered (including by way of overnight courier service):

If to Poore Brothers, addressed to:

Vice, President, Supply Chain Management
Poore Brothers, Inc.
3500 S. LaCometa Drive
Goodyear, AZ 85338
Telephone: 623-932-6230
Fax: 623-925-1312

If to Warehouseman, addressed to:

President
Customized Distribution Services, Inc.
20 Harry Shupe Boulevard
Wharton, New Jersey 07885
Telephone: 973-366-5090
Fax: 973-366-2769

or to such other address as Poore Brothers or Warehouseman shall give notice to the other by like means. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (1) actual receipt by the addressee, (2) the date shown on the return receipt of such mailing, or (3) three days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (1) actual receipt by the addressee, (2) with respect to facsimile and similar electronic transmission, the earlier of (a) the time that electronic confirmation of a successful transmission is received, or (b) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (3) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.

XXIII.  MISCELLANEOUS PROVISIONS

A.           The headings contained herein are inserted for convenience only and shall not be deemed to have any substantive meaning.

B.             If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any manner, the remaining provisions of this Agreement shall nonetheless continue in full fume and effect without being impaired or invalidated in any way. In addition, if any provision of this Agreement may be modified by a court of competent jurisdiction such that it may be enforced, then that provision shall be so modified and as modified shall be fully enforced.

C.             Except as otherwise stated in this Agreement, this Agreement contains the entire understanding of the parties respect to its subject matter, and supersedes all prior or contemporaneous agreements, understandings and negotiations. No modification or alteration of this Agreement shall be deemed effective unless in writing and signed by the parties.

D.            The terms used in this Agreement, regardless of the number and gender in which they are used, shall be construed to include the other number (singular or plural), and other genders (masculine, feminine or neuter), as the context or sense of this Agreement or any paragraph or clause may require.

E.              This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement. The signature of any party to any counterpart shall be deemed to be a signature to, any may be appended to, any other counterpart. Telecopied signatures shall be deemed effective as originals.

F.              Each party agrees to sign and deliver all documents, instruments, certificates and applications reasonably necessary to consummate the transactions contemplated by this Agreement.

G.             Each of the parties acknowledges that they and their counsel have reviewed this Agreement and suggested changes to its language. Therefore, any rule of construction that any ambiguity shall be construed against the drafter of this Agreement shall not apply in interpreting the provisions of this Agreement.

H.            This Agreement is solely for the benefit of the parties hereto and shall not confer upon third parties any remedy claims or actions or other right.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above.

POORE BROTHERS, INC.

By:

Its:

CUSTOMIZED DISTRIBUTION SERVICES, 1NC.

By:

Its: